International Speedway Corporation


                             November 30, 1995

Dear International Speedway Corporation Shareholder:

Enclosed are the Notice of Annual Meeting of Shareholders, the Information Statement and the Annual Report to Shareholders for the fiscal year ended August 31, 1995. We are pleased to be able to include this letter that will provide you additional information about a late-breaking development. After we had gone to press with the included materials, we completed an investment agreement with Penske Corporation. Under this agreement, International Speedway Corporation will participate with Penske Corporation and Kaiser Ventures Inc. in a new corporate entity that will control Penske Speedway, Inc. Penske Speedway, Inc. is comprised of Michigan International Speedway, Nazareth Raceway, Motorsports International (a motorsports apparel company) and The California Speedway which is currently under development.

On November 27, 1995, Kaiser and Penske issued a joint press release announcing the transaction and that Facility Investments, Inc., International Speedway Corporation's newly created wholly-owned subsidiary, will participate as an equity investor. Kaiser and Penske also announced that NationsBank, N.A. is providing construction financing for The California Speedway. Full-scale construction of The California Speedway will commence immediately and plans call for a scheduled 1997 opening.

Under the terms of the agreement, Penske contributed 100% of the common stock of Penske Speedway, Inc., and $5 million in equity to the new entity. Facility Investments, Inc. contributed $14,975,000 of new equity, and Kaiser contributed approximately 450 acres of land to be used in the development of The California Speedway. The effective ownership interest in the combined operations will be Penske with 68%, Facility Investments with 17%, and Kaiser with 15%.

The California Speedway is under construction on part of the former Kaiser mill site property near Fontana in San Bernardino County, California. It is contemplated that sanction agreements will be obtained for a CART PPG Indy Car World Series event and a NASCAR Winston Cup Series event at The California Speedway in 1997.

Penske Corporation is a diversified transportation services company comprised of Detroit Diesel Corporation, Penske Truck Leasing Company, and a group of retail automotive dealerships in Southern California. Penske also owns the most successful team in Indy Car racing history and competes with a team in the NASCAR Winston Cup Series.

Kaiser Ventures is an emerging asset development company pursuing projects that address critical issues in water resources, land redevelopment, and water management.

International Speedway Corporation is in the process of preparing a Current Report on Form 8-K describing the transaction that will be filed with the Securities and Exchange Commission on or before December 6, 1995.










______________________________________________________________________________
  Post Office Box 2801 / Daytona Beach, Florida 32120-2801 / 904-254-2700

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   OF INTERNATIONAL SPEEDWAY CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of the International Speedway Corporation will be held at the Banquet Center at the Indigo Golf Course, 301 Indigo Drive, Daytona Beach, Florida, 32114 on Wednesday, the 10th day of January, 1996, at 10:00 A.M., for the following purposes:
     (a)  To elect five (5) Directors of the Corporation.
     (b) To transact such other business as may properly come before the meeting.
     ALL Shareholders of record as of November 20, 1995, will be entitled to vote, either in person or by proxy.

     BY ORDER OF THE BOARD OF DIRECTORS.

Daytona Beach, Florida
November 29, 1995
                               /s/ Lesa D. Kennedy
                                     ..................................
                                     Lesa D. Kennedy, Secretary


                            ****************


         THIS INFORMATION STATEMENT IS FURNISHED BY INTERNATIONAL
           SPEEDWAY CORPORATION TO SHAREHOLDERS OF INTERNATIONAL SPEEDWAY CORPORATION PURSUANT TO SECTION 14(C) OF THE
              SECURITIES AND EXCHANGE ACT OF 1934 AS AMENDED

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                   ARE REQUESTED NOT TO SEND US A PROXY

                                  ITEM I

The Corporation has Three million, five hundred two thousand, seven hundred eighty five (3,502,785) shares of $.10 par value capital stock issued as its only class of voting stock. On November 1, 1995, the Corporation's outstanding voting securities consisted of Two million, two hundred ninety three thousand, sixty five (2,203,065) shares of this class of stock and each such shareholder is entitled to one (1) vote for each share of stock outstanding in the name of such shareholder. On November 1, 1995, the Corporation held One million, two hundred nine thousand, five hundred twenty (1,209,520) shares in the treasury.

All shareholders of record as of November 20, 1995, would be entitled to vote in person or by written proxy. Management does not anticipate that any matter will be acted upon at the meeting which would give rise to rights of appraisal or similar rights of dissenters.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and based upon written representations from reporting individuals, the Company is not aware of any reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

The following table shows the security ownership as of November 1, 1995, of all persons known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company, all directors and nominees individually, and all directors and officers as a group:

Name of Beneficial Owner
(Address is included                                                Percent of
for persons known to                                                Outstanding
hold more than 5%)        Amount and Nature of Beneficial Ownership     Stock
------------------------  ----------------------------------------- ----------

J. Hyatt Brown                   600 owned jointly with wife,            (1)
                                      Cynthia R. Brown

Paul A. Cameron                            -0-                           (1)

H. Lee Combs               1,805 (includes 50 owned jointly with         (1)
                                      wife, Karen Combs)

John R. Cooper                             100                           (1)

Robert W. Emerick                1,000 owned jointly with wife,          (1)
                                     Aileen C. Emerick

James H. Foster            14,641 (includes 5,000 held as trustee        (1)
                                  by wife, Barbara S. Foster)

France Family Group*                    1,408,142                        61.41%
1801 W Intl Spdwy Blvd
Daytona Beach, FL

Brian Z. France                         1,408,142 (2)                    61.41%

James C. France                         1,408,142 (2)                    61.41%

William C. France                       1,408,142 (2)                    61.41%

Dr. James L. Hardwick                       -0-                          (1)

Christy F. Harris                           10                           (1)

Lesa D. Kennedy                         1,408,142 (2)                    61.41%

Raymond K. Mason, Jr.    25,730 (includes 12,614 owned indirectly as to   1.12%
                         which Mr. Mason has disclaimed beneficial
                                        ownership)

Lloyd E. Reuss                              -0-                          (1)

Chapman J. Root, II                        900                           (1)

Thomas W. Staed                           3,000                          (1)

All Directors and            1,458,249 individually and jointly,         63.59%
Officers as a Group                 record and beneficial

* This Group includes Automotive Research Bureau, Inc., Amy L. France, Betty Jane France, Brian Z. France, Principal Investment Company, James C. France, Jamison C. France, Jennifer A. France, Sierra Central Corp., Sharon M. France, William C. France, Western Opportunity Limited Partnership, Benjamin Z. Kennedy, Lesa D. Kennedy, and National Association for Stock Car Auto Racing, Inc.
Note (1):  The percentage of shares beneficially owned by this director or nominee does not exceed one percent (1%) of the outstanding shares of the Company.
Note (2):  This Director is a member of the France Family Group (see *
           above). Such shares are also reported as beneficially owned by other members of the Group sharing voting and investment power.

                                  ITEM II

At the annual meeting in January the following persons are to be nominated for election as Directors, to hold office for three (3) years, or until a successor has been elected and qualified. The person receiving a plurality of the votes cast at the meeting for the position being filled shall be elected.

Name, Age and Positions with      Term to expire      Principal Occupation
International Speedway Corp.      & period served       or Employment
------------------------------    ---------------     -------------------------
John R. Cooper, (63)              January 1999        Retired
Director                          1987 to present

Brian Z. France, (32)             January 1999        NASCAR, Inc.
Director                          1993 to present

James C. France, (51)             January 1999        International Speedway
President, Assistant Treasurer    1970 to present     Corp.
and Director

Raymond K. Mason, Jr., (40)       January 1999        American Banks
Director                          1981 to present     of Florida, Inc.

Lloyd E. Reuss, (59)              January 1999        Retired
Nominee                           none

Mr. Cooper was a Vice President of International Speedway Corporation from December, 1987 until his retirement in July, 1994. Mr. Brian Z. France has been in the employment of NASCAR, Inc. since 1983, in the capacity of NASCAR Winston Racing Series Administrative Assistant, National Tour Director and, presently, as Vice President of Marketing and Corporate Communications. From 1989 to 1991 Mr. France served as General Manager of Tucson Raceway Park in Tucson, Arizona for Great Western Sports, Inc., a subsidiary of the Company and continues to serve as a director of Great Western Sports, Inc. Mr. James
C. France has been employed by International Speedway Corporation for more than five (5) years. Mr. Raymond K. Mason, Jr. has served as President of American Banks of Florida, Inc. of Jacksonville, Florida, since 1979. Mr. Lloyd E. Reuss was President of General Motors from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director for Handleman Co., Detroit Mortgage and Realty, Co., and United States Sugar Company. Mr. Reuss is being nominated to replace Dr. James L. Hardwick who is retiring upon the expiration of his term of office in January 1996.

The following Directors' terms of office continue after this meeting.

Name, Age &
Positions with International Speedway Corp.   Term expires    Period Served
-------------------------------------------   ------------    ---------------
J. Hyatt Brown, (58), Director                January 1997    1987 to present

Paul A. Cameron, (74), Director               January 1997    1985 to present

H. Lee Combs, (42), Vice President and        January 1998    1987 to present
Chief Financial Officer, Director

Robert W. Emerick, (78), Director             January 1997    1975 to present

William C. France, (62), Chairman and         January 1998    1958 to present
Chief Executive Officer, Director

James H. Foster, (68),                        January 1998    1968 to present
Executive Vice President, Director

Christy F. Harris, (49), Director             January 1998    1984 to present

Lesa D. Kennedy, (34), Secretary,             January 1997    1984 to present
Treasurer, and Director

Chapman Root, II, (45), Director              January 1998    1992 to present

Thomas W. Staed, (64), Director               January 1997    1987 to present

Mr. J. Hyatt Brown is currently President and Chief Executive Officer of Poe & Brown, Inc., and has been in the insurance business with Brown & Brown, Inc., its predecessor, since 1959. Mr. Brown also serves as a director of Rock Tenn Co., Suntrust Banks, Inc., BellSouth Corporation, and FPL Group, Inc. Mr. Paul
A. Cameron was President and Chief Executive Officer and Vice-Chairman of Purolator Courier Corporation from 1972 until his retirement in 1983. Mr. Cameron also serves as a director of Schwitzer, Inc., Alteon, Inc., Bessemer Trust and The Christiana Companies Inc. Mr. H. Lee Combs is a Certified Public Accountant and has been employed by International Speedway Corporation for more than five (5) years. Mr. Robert W. Emerick retired from the position of Director of Public Relations, Pontiac Motor Division, General Motors Corp-
oration in July of 1974.   Mr. William C. France and Mr. James H. Foster have
been employed by International Speedway Corporation for more than five (5) years. Mr. William C. France serves as director of Outboard Marine Corporation. Mr. Christy F. Harris has been engaged in the private practice of Business and Commercial law with Harris & Midyette & Geary, P.A., for more than five (5) years. Mrs. Lesa D. Kennedy has been Secretary since November 1987, and Treasurer since January 1989. She had been Assistant Treasurer since November 1984. Mr. Chapman Root, II, has been President of The Root Company since 1989. Mr. Root also serves as a director for First Financial Corp. and Terre Haute First National Bank. Mr. Thomas W. Staed is President of Oceans Eleven Resorts, Inc., and has been in the hotel/motel business for more than the past five (5) years.

The Board of Directors met four times during the fiscal year ended August 31, 1995. The Audit Committee of the Board of Directors, which since January 1992 has consisted of Messrs. Brown, Emerick and Mason, met once during the fiscal year. The functions performed by the Audit Committee include meeting with the auditors to discuss the scope, fees, timing and results of the annual audit, reviewing the consolidated financial statements and other duties deemed appropriate by the Board. The Compensation Committee of the Board of Directors, which consists of Messrs. Cameron, Root and Staed, met twice during the fiscal year. The functions performed by the Compensation Committee include reviewing existing compensation levels and making recommendations to Management and the full Board of Directors as well as other duties deemed appropriate by the Board. The Corporation does not have a standing nominating committee of the Board of Directors or a committee performing similar functions.

Those directors who are not employees of the Company are paid a monthly retainer of $500 and additional fees at the rate of $1000 plus expenses for each meeting of the Board that they attend and at the rate of $500 plus expenses for each meeting of a committee of the Board that they attend.

                                 ITEM III
                        SUMMARY COMPENSATION TABLE

                                                    Long Term
                                                   Compensation
                                                 ----------------
                      Annual Compensation
                   ----------------------------------------------
(a)                (b)       (c)          (d)         (f)            (i)

Name                                               Restricted      All Other
and                                                  Stock          Compen-
Principal                                           Award(s)        sation
Position          Year     Salary ($)   Bonus ($)     ($)            ($)(1)
-------------------------------------------------------------------------------
-

William C. France 1995     $241,981    $126,850    $      0        $  6,015
Chairman & CEO    1994     $205,947    $ 86,800    $      0        $  3,511
                  1993     $182,492    $ 74,200    $      0        $  2,412

James C. France   1995     $200,121    $ 83,140    $      0        $ 12,406
President & COO   1994     $173,845    $ 58,640    $      0        $ 13,009
                  1993     $156,079    $ 50,116    $      0        $ 13,983

James H. Foster   1995     $198,861    $ 71,278    $161,275        $ 15,015
Executive Vice    1994     $197,949    $ 63,357    $300,118        $ 17,499
President         1993     $188,140    $ 62,190    $      0        $ 16,046

John E. Graham    1995     $180,462    $110,228    $      0        $  1,607
Vice President    1994     $      0    $      0    $      0        $      0
                  1993     $      0    $      0    $      0        $      0

James H. Hunter   1995     $140,853    $ 39,560    $ 60,986        $ 13,032
Vice President    1994     $112,958    $ 30,896    $ 37,830        $  7,862
                  1993     $103,793    $ 19,804    $      0        $  5,286

Columns (e), (g) and (h) are omitted from the above table as there is no compensation to be reported for those categories for the named individuals.

(1) The compensation reported in this column consists of payments for: insurance, including life insurance, accidental death & dismemberment insurance and group health insurance expense; medical expense reimbursement; and company contributions to a 401(k) plan. The amounts paid for each individual for each category for the last completed fiscal year are: William C. France Ins. $2,015, Med Reimb. $4,000, 401(k) $0; James C. France - Ins. $2,015, Med Reimb.
$3,735, 401(k) $6,656; James H. Foster - Ins. $5,015, Med Reimb. $4,000, 401(k)
$6,000; John E. Graham - Ins. $1,607, Med Reimb. $0, 401(k) $0; James H. Hunter
- Ins. $2,015, Med Reimb. $4,000, 401(k) $7,017.

                                  ITEM IV
              COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

The Company's Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors which is composed entirely of independent directors.

PHILOSOPHY AND POLICIES. Executive Officer Compensation is structured and administered to offer competitive compensation based on the Executive Officer's contribution and personal performance in support of the Company's strategic plan and business mission.

In 1989, based upon recommendation of the Compensation Committee, the Company retained TPF&C to perform a salary study to determine benchmark salary ranges. TPF&C made recommendations to the Company concerning salary ranges and a bonus structure. The recommendations were followed in establishing the corporate compensation plan which is reviewed and reevaluated every year. As part of the overall compensation plan the Company's Executive Officers are grouped in structured pay grades based upon job responsibility and description. Each grade has an established range for annual salary. The salary ranges for each grade were originally established based upon the TPF&C salary study and have been reevaluated and adjusted annually by the Compensation Committee based upon changes in market conditions and company performance factors.

CORPORATE PERFORMANCE MEASURES USED TO
DETERMINE EXECUTIVE OFFICER COMPENSATION.
Based on Company performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of (1) earnings per share, (2) return on average assets and (3) return on shareholders' equity) and established salary ranges, the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all employees including the Executive Officers other than the Chairman/CEO and President/COO. The Compensation Committee recommended a proposed salary for the Chairman/CEO and President/COO to the entire Board of Directors (other than the Chairman/CEO and President/COO) which approved the salaries as recommended.

SALARY COMPENSATION. All other Executive Officers' annual salaries were set by the Chairman/CEO and President/COO who were given the authority to set all salaries other than their own so long as (1) the total pool of available dollars allocated for annual salary compensation for Executive Officers was not exceeded and (2) provided each Executive Officer's annual salary was within the established range for the salary Grade. In setting Executive Officer salaries the Chairman/CEO and President/COO considered (1) Company performance as measured against management goals approved by the Board of Directors, (2) Personal performance in support of Company goals as measured by annual evaluation criteria, and (3) Intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

In recommending the annual salaries of the Chairman/CEO and President/COO, the Committee considered similar criteria as well as the Committee members' assessment of the Company's financial size and condition.

INCENTIVE COMPENSATION.  The Company has an Annual Incentive Compensation
Plan
for Management in which the Executive Officers participate. As a result Executive Officer Compensation is significantly at risk. Incentive compensa-tion for Executive Officers can be as high as 29% of total annual compensation.

Each Executive Officer is assigned a target bonus opportunity based on Corp-orate and Personal goals for the year. The actual bonus for each Executive Officer will range from 0% to 125% of the target depending upon results of Corporate and Personal performance during the year. The current corporate financial measurements used for determination of participation are

(1) earnings per share, (2) return on average assets and (3) return on share-holders' equity. These may vary from year to year as established by the Comp-ensation Committee. Personal performance factors are based on Individual (Functional) objectives and are tailored for each Executive Officer.
A portion of each Executive Officer's incentive award will be based upon the Chairman/CEO and President/COO's discretionary judgment of the individual's overall performance during the plan year.

The incentive compensation for the Chairman/CEO and President/COO is, again, proposed by the Compensation Committee and presented to the full Board of Directors for ratification.

LONG TERM INCENTIVE PLAN COMPENSATION. In 1993, based upon recommendation of the Compensation Committee, the Company retained the HayGroup to assist in the design of a long term incentive compensation plan for specified key employees, which is known as the "International Speedway Corporation 1994 Long-Term Incentive Plan." This plan was recommended by the Compensation Committee of the Board of Directors, unanimously approved by all outside directors and rat-ified by the entire Board of Directors on November 17, 1993. It was approved by the written consent of the holders of a majority of the outstanding shares of the Company on the same date. The purpose of this plan is to attract and retain qualified and competent executives by providing significant opportun-ities for capital accumulation and to enhance the growth and profitability of International Speedway Corporation (the "Company") by focusing on long-term goals and creation of increases in shareholder value. The long term incentive plan sets aside 50,000 shares of restricted stock for implementation of the plan. Awards of restricted shares of Stock will be assigned to officers and key employees who are capable of having a significant impact on the performance of the Company. The amount of shares for each participant is based primarily on an analysis and recommendations by compensation specialists of the HayGroup. Future Awards are to be granted for continued participation in the plan and upon continued Company performance in fiscal years 1994, 1995 and 1996. The restricted shares will be granted to participants each year based upon the Company's performance as measured against annual financial goals established by the Board of Directors. The number of shares granted can range from 0 to 125% of the targeted award depending upon the Company's actual operating results as compared to its annual financial goals. Several aspects of the plan and its implementation are subject to the discretion of the Compensation Committee.

The shares granted under the plan are restricted and do not immediately vest to the participant, but, instead carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant. If employment ends for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) the company may determine to vest all or a portion of the unvested and unearned restricted shares. Termination of employ-ment for any other reason will result in forfeiture of all unvested and un-earned shares.

Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted. Prior to vesting the certificates for the restricted shares will be held by an escrow agent. After vesting (three years from grant for 50% of each award and five years from grant for the remaining 50% of each award) the certificates for the restricted shares will be delivered to the participant. The Company shall have the right of first refusal to buy any stock issued (and vested) under this plan which any participant wishes to sell.

CHAIRMAN/CEO COMPENSATION BASES. The Compensation Committee determined a 17.5% increase in Chairman/CEO compensation was appropriate in light of the continued growth in earnings per share in 1994.

                                                            Paul A. Cameron
                                                            Thomas W. Staed
                                                            Chapman J. Root, II

                             PERFORMANCE GRAPH

The rules of the Securities and Exchange Commission (SEC) require the Company to provide a line graph covering at least the last five fiscal years and comp-aring the yearly percentage change in the Company's total shareholder return on common stock with the cumulative total return of a broad equity index assuming reinvestment of dividends and the cumulative total return, assuming reinvest-ment of dividends, of a published industry or line-of-business index; peer is-suers selected in good faith; or issuers with similar market capitalization. The graph below compares the cumulative total return of the Company's common stock with that of the index of all NASDAQ stocks and with the 40 NASDAQ issues listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations which are not subject to the impact of weather on operations and pari-mutual and other wagering operations. The Company conducts large outdoor sporting and entertainment events which are subject to the impact of weather, and is not involved in pari-mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of the Company's business and the fact that no public information is available concerning any of its direct major competitors the Company does not believe that the information presented below is meaningful.


COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG INTERNATIONAL SPEEDWAY CORP., NASDAQ Market Index and
NASDAQ SIC 7900
Index

[The line graph on the copy furnished to shareholders depicts the plotting of the following information.]

 Measurement Period          ISC         NASDAQ      NASDAQ
(Fiscal Year Covered)                    Market      SIC 7900
                                         Index       Index

Measurement Pt - 8/31/90     $100.00     $100.00     $100.00

FYE 8/31/91                  $148.15     $141.88     $108.46
FYE 8/31/92                  $197.01     $153.88     $119.53
FYE 8/31/93                  $259.61     $203.00     $286.17
FYE 8/31/94                  $263.92     $211.36     $198.55
FYE 8/31/95                  $562.92     $284.00     $155.24

                                  ITEM V

There are four members of the France family presently serving as Officers and/or Directors: William C. France and James C. France are brothers. Lesa
D. Kennedy and Brian Z. France are the children of William C. France. There are no other family relationships among the Officers and Directors.

Some of the major events conducted by the Company are late model stock car races sanctioned by the National Association for Stock Car Auto Racing, Inc. (NASCAR). NASCAR is a member of the France Family Group which controls 61.41% of Company stock. Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanctioned event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. Since the beginning of the Company's last fiscal year, it paid NASCAR the amounts indicated for the following sanctioned events: Busch Clash - $317,500; Florida 200 - $116,121; Goody's 300 - $707,644; Daytona 500 and related events
- $3,575,980; TranSouth Financial 500 - $990,659; Winston Select 500
- $1,224,463; Pepsi 400 - $1,232,688; Mark III Vans 200 - $287,326; Humminbird
Fishfinders 500k - $444,809; Gatorade 200 - $283,759; DieHard 500 - $1,180,900;
Mountain Dew Southern 500 - $1,073,956.

In addition to the above, NASCAR paid the Company the sum of $122,601 (ex-cluding sales tax) for office space rental at Daytona. There were no other transactions between NASCAR and the Company during the last fiscal year in which the amount involved exceeded $60,000. In addition to the above and in the normal course of operations, NASCAR and the Company exchange funds to properly settle accounts for shared expenses relating to, among other things, administrative matters and travel. All of these transactions, payments and exchanges are considered normal in the ordinary course of business. Trans-actions, payments and exchanges similar to all of the above are planned during the Company's current fiscal year.


                                  ITEM VI

The Board of Directors intends to appoint Ernst & Young LLP, independent certified public accountants, as auditors for the fiscal year ending August 31, 1996. Ernst & Young LLP, and its predecessors have served as the Company's auditors since 1966. Representatives of Ernst & Young, will be present at the annual meeting of shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

                                 ITEM VII

     Management knows of no matters to come before the meeting other than those stated above.

Dated this 29th day of November,
1995, at Daytona Beach, Florida
                               /s/ Lesa D. Kennedy
                                     ..................................
                                     Lesa D. Kennedy, Secretary